EXHIBIT 10.4

LICENSE AGREEMENT

Carnegie Mellon University — Spectral Molecular Imaging, Inc.

This Agreement (hereinafter “this Agreement”) entered into as of this 29th day of September, 2005 (the “Effective Date”) by and between Carnegie Mellon University, a Pennsylvania not-for-profit corporation, having a principal place of business at 5000 Forbes Avenue, Pittsburgh, Pennsylvania (“CMU”) and Spectral Molecular Imaging, Inc., a Nevada corporation with an address at 8591 Skyline Drive, Los Angeles, California 90046, including its Controlled Subsidiaries (hereinafter collectively referred to as “LICENSEE”).

Witnesseth

Whereas, CMU owns certain rights in certain technology and software relating to Acousto Optic Tunable Filters (the “AOTF”), and has granted an exclusive license under those rights, including under U.S. Patent Number 5,796,512 and U.S. Patent Number 5,841,577, to ChromoDynamics, Inc. (“CDI”) pursuant to a License Agreement, dated as of June 25, 1998, as amended, between CMU and CDI (the “CDI Agreement”);

Whereas, LICENSEE desires to acquire exclusive rights under a license from CMU in and to the AOTF for use in various fields of use as set forth herein;

Whereas, pursuant to an Assignment and License Agreement, attached hereto as Attachment B, dated as of November 1, 2004 by and among LICENSEE, CDI and certain individual parties, as amended, CDI has agreed to a modification to the CDI Agreement that will provide for a direct and exclusive license from CMU to LICENSEE of those CMU Rights within certain fields of use;

Whereas, LICENSEE desires to acquire an exclusive license to CMU’s AOTF technology as further set forth herein and CMU is willing to grant such license on the terms and conditions herein set forth and in consideration of the payment of royalties and the issuance of shares of LICENSEE as provided herein;

Now Therefore, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.	Certain Definitions (“Defined Terms”)

1.1. “Controlled Subsidiary” shall mean any subsidiary that is greater than 50% owned by Spectral Molecular Imaging, Inc.

1.2. “Copyrights” shall mean any CMU copyrights in information licensed under this Agreement.

1.3. “Derivative” shall mean the technology developed by LICENSEE that includes, or is based in whole or in part on, the Licensed Technology, including, but not limited to, translations of the Licensed Technology to other foreign or computer languages, adaptation of the Licensed Technology to other hardware platforms, abridgments, condensations and revisions incorporating

Portions marked with {***} have been omitted pursuant to a Request for Confidential Treatment and were filed separately with the Commission.

all or any part of the Licensed Technology which may also include LICENSEE-created modifications or enhancements. LICENSEE shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Derivatives, whether in the nature of trade secrets, copyrights, patents or other rights, subject to Copyrights. Any copyright registration by LICENSEE for Derivatives shall give full attribution to CMU’s Copyrights.

1.4. “Dispose or Disposition” shall mean the sale, lease or other transfer of Licensed Products.

1.5. “Dollar”, “U.S. Dollar” and “U.S. $” shall mean lawful money of the United States of America.

1.6. “Field of Use” shall mean the use of the Licensed Technology listed in Section 1.9 herein for developing and commercializing the Endoscopic Invention (as defined in the Assignment and License Agreement attached hereto as Attachment B) and otherwise for use in developing and commercializing dermoscopic and other medical imaging applications.

1.7. “Fiscal Quarter” or “Quarter” shall mean a normal quarterly accounting period of LICENSEE within LICENSEE’s fiscal year.

1.8. “Licensed Product” or “Product” shall mean any product which is based on or utilizes wholly or in part Licensed Technology and/or any and all Derivatives.

1.9. “Licensed Technology” or “Technology” shall mean (i) the technology listed in Attachment A specifically including, but not limited to, all in-vivo spectral imaging, including endoscopy by AOTFs, surface imaging by AOTFs (dermascopy), non-invasive sub-surface imaging by AOTFs (oxygen sensing, etc.), and optical coherence tomography using AOTFs; (ii) any claims under the Patent; and (iii) all copyrights, trade secrets, know-how, trademarks and tradenames owned by CMU (related to the foregoing technology listed in items (i) and (ii) above), existing as of the Effective Date.

1.10. “Net Sales” shall mean the total Revenues received by LICENSEE (i) from the sale, lease or other transfer of Licensed Products, and (ii) from services related to Licensed Technology, including but not limited to curriculum, consulting and training services (but excluding any Revenues derived by LICENSEE from any surgical or other similar procedures performed in conjunction with the use of any Licensed Product), less the total of all –

(a) discounts allowed in amounts customary in the trade;

(b) sales tariffs, duties and/or taxes imposed on production, sale, delivery or use of Licensed Products or the Licensed Technology;

(c) outbound transportation prepaid or allowed and costs of insurance for transportation; and

(d) amounts allowed or credited on returns.

No deduction shall be made for commissions paid to individuals, whether they are individual sales agents or employees. If Licensed Product is disposed of in combination with other products, Net Sales shall be deemed to be no less than the customary market price for Licensed

Product sold as a free-standing product in similar quantities and under similar competitive conditions during the most recent twelve month period.

1.11. “Patents” shall mean and include all or any of the following: (i) U.S. Patent Number 5,796,512 entitled “Submicron imaging system having an acousto-optic tunable filter” and U.S. Patent Number 5,841,577 entitled “Light Microscope having acousto-optic tunable filters” (ii) any patent, continuation, continuation-in-part, re-examination, divisional, or reissue of such patents, issuing from the applications referenced in the foregoing item (i) in the USA or in any other country.

1.12. “Prime Rate” shall mean the interest rate per annum announced from time to time by Citibank, N.A., New York, NY, as its prime rate.

1.13. “Revenue” shall mean the U.S. Dollar value of all consideration realized by LICENSEE from the sale, lease or other transfer of Licensed Products. Revenue shall not include the amount of consideration received for optical or other equipment (acquired by LICENSEE and sold in conjunction with Licensed Product) which do not include Licensed Technology

1.14. “Royalties” shall mean Disposition royalties which are calculated based on the number of units of Licensed Products sold by LICENSEE or its sublicensees and will be payable by LICENSEE to CMU under the provisions of this Agreement.

1.15. “Shares” shall mean any of the following held by a Shareholder: (a) any capital stock of the LICENSEE; (b) any warrants, options or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the LICENSEE, whether or not then exercisable or convertible; (c) any stock, notes or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the LICENSEE, whether or not then convertible or exchangeable; and (d) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a), (b) and (c) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular securities constituting Shares, such shares will cease to be Shares when they have been transferred in a public sale.

1.16. “Shareholder” shall mean owner of Shares of stock in LICENSEE.

2.	License Grant

2.1. License Grant. CMU hereby grants to LICENSEE, and LICENSEE hereby accepts for the Term of this Agreement an exclusive, world-wide right to use the Licensed Technology to develop, have developed, make, have made, use, market, have marketed and Dispose and have Disposed of Licensed Products and to create or have created Derivatives, within the Field of Use, for the purposes of (i) the development and engineering of commercial Licensed Products; (ii) the manufacturing, marketing, sale and Disposition of Licensed Products, directly and through sublicensees, distributors and value-added resellers (VARs), both in the United States and in international markets, and (iii) the sublicensing of Licensed Technology to others within the provisions of Section 2.3 herein.

2.2. Controlled Subsidiaries. No Controlled Subsidiary of LICENSEE shall be permitted to make, have made, use and/or Dispose of Licensed Products unless it has executed and delivered to CMU its agreement, which is then in effect, to be bound by all obligations of this Agreement, including but not limited to Indemnification, Insurance, and the procedures for Dispute Resolution in the form set forth as Attachment C.

2.3. Sublicensing.

No right to sublicense the Licensed Technology is hereby granted to LICENSEE, except that LICENSEE may sublicense Licensed Technology to (i) its direct customers as required to enable such customers to use and practice Licensed Technology, (ii) original equipment manufacturers who manufacture Licensed Products for sale by LICENSEE, (iii) other persons or entities to develop, manufacture, market and sell Licensed Products so long as such persons or entities are financially viable, have favorable business reputations, and are reasonably satisfactory to CMU, and (iv) other persons or entities not included in clauses (i)—(iii) above but only with the specific written agreement of CMU.

In the case of all sublicenses granted by LICENSEE, sublicensees must assume, along with LICENSEE, all obligations of this Agreement, including but not limited to Indemnification, Insurance and the procedures for Dispute Resolution, which shall be explicitly included in any sublicense and be binding upon any sublicensee as if it were a party to this Agreement.

2.4. CMU / LICENSEE R&D and other Contract Relationships. No provision of this Agreement shall restrict CMU’s ability to conduct further research and development in the area of Licensed Technology or other areas.

2.5. Regulations. All Licensed Products shall be manufactured, sold and performed by LICENSEE in compliance with all applicable governmental laws, rules and regulations. LICENSEE shall keep CMU fully informed of, and shall move expeditiously to resolve, any complaint by a commercial and/or governmental body relevant to the products or the services, except for complaints subject to Section 23 of this Agreement.

2.6. Grantbacks. CMU shall have the right to use, free of charge, any of Licensed Technology, patents, or Licensed Product and/or Derivatives, for CMU research, educational, academic, or administrative purposes. This does not require LICENSEE to provide to CMU any equipment without charge.

3.	Term of this Agreement

The term of this Agreement shall conclude at the end of twenty (20) years from the Effective Date, or on the expiration date of the last-to-expire Patent, whichever comes sooner, unless otherwise terminated pursuant to another provision of this Agreement.

4.	Royalties

4.1. General. As partial consideration for the rights and values received under this License, LICENSEE shall pay CMU royalties in accordance with the provisions of this Article 4 herein.

4.2. Calculation of Royalties. Royalties payable by LICENSEE to CMU shall be calculated by LICENSEE each Quarter based on the number of units of Licensed Products sold by LICENSEE during that Quarter (less the number of returned units, if any) (“Calculated Royalties”). In the event of sales by LICENSEE’s sublicensees, distributors or VARs, the royalties will be calculated on the number of units of Licensed Products sold by such sublicensees, distributors and VARs as if those sales were made by LICENSEE. The Calculated Royalty shall be equal to {***}, but the Calculated Royalty for each unit shall in no event exceed {***} of the Net Sales with respect to that unit. In the event LICENSEE is required to make any payments to any third parties in order for it or its sublicensees to practice the Licensed Technology, LICENSEE shall be permitted to offset {***} of such payments (before similar offsets under the third party agreement) against any Royalties payable by LICENSEE under this Agreement, but such offsets shall not reduce CMU’s Royalties by more than {***}.

4.3. Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty period. Such payments shall be without deduction of exchange, collection, or other charges. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, LICENSEE shall give CMU prompt written notice of such restriction. LICENSEE shall pay any amounts due CMU through whatever lawful methods CMU reasonably designates; provided, however, that if CMU fails to designate such payment method within thirty (30) days after CMU is notified of the restriction, LICENSEE may deposit such payment in local currency to the credit of CMU in a recognized banking institution selected by LICENSEE and identified by written notice to CMU, and such deposit shall fulfill all obligations of LICENSEE to CMU with respect to such payment.

4.4. Payment Terms for Royalties. Royalties shall be payable quarterly on the ninetieth (90) day immediately following the Quarter for which such Royalties were calculated. Payments of Royalties shall be made promptly by LICENSEE, with no invoicing by CMU to be required.

4.5. Withholding and Similar Taxes. LICENSEE shall pay all taxes which may be assessed or levied on, or on account of, the Licensed Product made, used or Disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the Commonwealth of Pennsylvania or jurisdictions within such Commonwealth) levied on or on account of the amounts payable to, or for the account of, CMU under this Agreement.

4.6. No Right to Suspend Payments. Notwithstanding the pendency of any infringement (or other) claim or action by or against LICENSEE, LICENSEE shall have no right to terminate or suspend (or escrow) payment of any amounts required to be paid to CMU pursuant to this Agreement.

5.	LICENSEE Shares

5.1. Issuance of Shares to CMU. As a partial royalty for the license rights granted by CMU herein, LICENSEE agrees to the following: within thirty (30) days from the Effective Date,

LICENSEE will execute and deliver to CMU that number of Shares of LICENSEE’s common stock that shall constitute two percent (2%) of the total of all Shares of LICENSEE’s common stock then outstanding.

5.2. Prior to the first of (a) LICENSEE becoming a public company through an IPO or a merger with a dormant or other public company or (b) LICENSEE merging or selling all or substantially all of its assets to another company that is not more than 50% owned by LICENSEE’s then shareholders (the “Public Company/Sale Date”) CMU shall have preemptive rights with respect to additional issuances of equity securities (or securities convertible or exchangeable into equity securities) (“Equity Securities”), including without limitation issuances of Equity Securities to LICENSEE employees in exchange for cash, the effect of which will be that CMU shall have the right to subscribe on the same terms for additional Equity Securities so as to maintain its two percent (2%) equity interest without dilution or diminution. If additional Equity Securities are issued in conjunction with a merger or acquisition, in order for CMU to exercise its preemptive rights, the valuation of those securities will be made by an independent third party, agreed to in advance by both parties (if no independent third party can be agreed upon by both parties then by an arbitration pursuant to Section 22.) The independent third party valuation (or arbitration) will be considered final.

5.3. In any public offering of securities conducted by LICENSEE, which includes Shares held by LICENSEE’s Shareholders as of the Effective Date, CMU shall be entitled to participate on a pro rata basis to the same extent as such selling Shareholders (or any permitted transferee of such selling Shareholders) and on terms and conditions no less favorable to CMU than those provided to such selling Shareholders (or such permitted transferee).

5.4. Prior to the Public Company/Sale Date, CMU shall have the right of co-sale such that, if another Shareholder desires to sell all or any part of his or its common stock, now owned or hereinafter acquired, and the LICENSEE does not exercise in full a right of first refusal to acquire such stock, any such sale of common stock will be subject to the following rights of co-sale. CMU shall have the right to sell to the purchaser of the stock, on the same terms and conditions, an amount of Shares equal to the number of Shares of common stock (including Shares of common stock into which each of the Shareholders may convert any other stock) then owned by CMU equal to (i) the percentage ownership of CMU in the common stock of LICENSEE (including Shares of common stock into which each of the Shareholders may convert any other securities convertible into common stock) times the number of Shares to be sold or (ii) at the option of CMU, a lesser number of Shares (“Co-Sale Right”). The effect of this Co-Sale Right will be to equate, on a percentage ownership basis, the number of Shares sold by the selling Shareholder and each of the other Shareholders, which may prevent the selling Shareholder from selling the number of Shares which he or it originally intended to sell.

5.5. Notwithstanding the foregoing, the provisions of Section 5.4 shall not apply to any sale by a Shareholder in an underwritten public offering under an effective registration statement under the Securities Act of 1933, as amended.

6.	Minimum Performance Requirements

6.1. Subject to obtaining any regulatory marketing approvals, LICENSEE shall use its best efforts to introduce Licensed Technology into the commercial markets as soon as possible; thereafter, until the expiration of this Agreement, LICENSEE shall keep Licensed Technology reasonably available to the public and actively promoted in. commerce.

6.2. LICENSEE shall use its best efforts to file for FDA marketing approval for at least one Licensed Product within thirty-six (36) months of the Effective Date.

6.3. LICENSEE’s failure to perform in accordance with Sections 6.1 or 6.2 herein shall be grounds for CMU to terminate this Agreement pursuant to Section 12.2 herein, subject to the cure provisions set forth therein.

7.	General Payment Terms

7.1. Royalties shall be paid by LICENSEE to CMU as defined in Sections 4 and 7 herein until this Agreement expires or is terminated in accordance with this Agreement. If this Agreement terminates before the end of a Fiscal Quarter, the payment for that terminal fractional portion of a Fiscal Quarter shall be made within ninety days of the date of termination of this Agreement.

7.2. All Royalties hereunder shall be paid in U.S. Dollars and shall be made by wire transfer to CMU’s account [No. 197-9003 ABA043000261 94-050 MELLON BANK,] or by LICENSEE’s check sent in accordance with Article 24 (Notices).

7.3. All Royalties payable hereunder which are overdue shall bear interest until paid at a rate equal to the Prime Rate in effect at the date such royalties were due, but in no event to exceed the maximum rate of interest permitted by applicable law. This provision for interest shall not be construed as a waiver of any rights CMU has as a result of LICENSEE’s failure to make timely payment of any amounts.

8.	Reports and Audits

8.1. Reporting Requirements. LICENSEE shall provide to CMU statements with respect to Royalties and other amounts payable under this Agreement within 45 (forty-five) days following the end of each of LICENSEE’s Fiscal Quarter (“Reporting Date”). Each report must be fully and accurately completed and signed and certified as accurate by LICENSEE. Each statement shall provide information for all information items listed below for that Fiscal Quarter and, cumulatively, for the Year to date.

•	Net Sales

•	Calculated Royalties

•	Royalties payable and due

•	Sublicense income received and payable to CMU, by specific sublicensees.

8.2. Accurate Books. LICENSEE shall maintain accurate books and records such that the Royalties due and payable hereunder can be easily ascertained. Such books and records shall be maintained at LICENSEE’s primary offices and shall be available for inspection by CMU or its representatives during the normal business day upon not less than ten (10) business days prior written notice, provided that CMU or its representatives agree to protect the confidentiality of the information as to LICENSEE’s customers.

8.3. Audits. CMU shall have the right to have LICENSEE’s books and records audited by a certified public accounting firm or representative of its selection, and LICENSEE agrees to cooperate fully in any such audit, provided that the auditors agree to protect the confidentiality of all information obtained as result of the audit. Any such audit shall not be more frequent than annually. In the event that such audit determines that the amount of Royalties paid CMU was in error by more than the greater of $5,000 or five (5%) percent of the amount paid, LICENSEE shall pay the costs of the audit, unless the error was an overpayment.

8.4. LICENSEE shall report to CMU the date of first commercial sale of a Licensed Product within sixty (60) days of occurrence in each country.

8.5. Within sixty (60) days after the end of LICENSEE’s fiscal year, LICENSEE shall furnish CMU with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize Licensed Products. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

8.6. Within ninety (90) days after the end of LICENSEE’s fiscal year, LICENSEE shall provide CMU with LICENSEE’s financial statements for the preceding fiscal year including, at a minimum, an income statement, a statement of cash flows and a balance sheet that has been certified by LICENSEE’s treasurer, chief financial officer or an independent auditor.

9.	Improvements and Collaborations

9.1. Discussion Only. Discussion of a problem during collaboration between the parties to this Agreement will not create any rights to any ownership of patents, Patents, copyrights, trade secrets or any other intellectual property rights.

9.2. LICENSEE Ownership. LICENSEE will own all of the right, title and interest (including patents, copyrights, trade secrets and any other intellectual property rights, but excluding Patents) in and to the results of the collaboration between the parties that are created solely by LICENSEE’s employees or agents.

9.3. CMU Ownership. CMU will own all of the right, title and interest (including patents, Patents, copyrights, trade secrets and any other intellectual property rights) in and to the results of the collaboration between the parties that are created solely by CMU employees or agents.

9.4. Joint Development. If a joint development effort related to the Licensed Technology or other technology is undertaken, the project shall be evidenced by a writing executed by LICENSEE and the Associate Provost of CMU and the rights of the parties in any work product or Intellectual Property Rights arising from such efforts shall be as set forth in such writing. In the absence of such a writing, CMU shall own all right, title and interest in and to any work product or Intellectual Property Rights arising from such joint development efforts.

9.5. No Separate License. Except as provided in Section 2.4 or in this Article 9, nothing in this Agreement shall be deemed to grant any license or rights in any other technology of either CMU or LICENSEE in addition to the Licensed Technology.

10.	Patents and Other Intellectual Property

10.1. CMU Property. Intellectual property rights of CMU to Licensed Technology such as Patent, patent(s), Copyrights, and trademark(s) which may be obtainable will remain the property of CMU.

10.2. Patenting Expenses.

10.2.1 Accrual of Patenting Expenses. CMU will pay for all costs, fees and other direct expenses related to the prosecution and maintenance of the Patent, including patenting expenses and fees and related attorney and other expenses (“Patenting Expenses”), with twenty percent (20%) of any such expenses incurred after the Effective Date to be reimbursed by LICENSEE in accordance with Section 10.2.2 herein.

10.2.2 Reimbursement of Patenting Expenses. CMU will determine the Patenting Expenses to be paid for by CMU for each six month period starting on the Effective Date and continuing until the end of the Term of the Agreement (“Calculation Period”). While CDI is obligated to reimburse CMU for any of the Patenting Expenses under any license agreement between CDI and CMU, LICENSEE shall reimburse CMU for twenty percent (20%) of such Patenting Expenses. Payment by LICENSEE to CMU of such reimbursements shall be due within 90 days after the invoicing of such amounts by CMU to LICENSEE. Should CDI no longer be obligated to reimburse CMU for any of the Patenting Expenses, all Patenting Expenses shall be pro-rated between LICENSEE and any other licensees of the Licensed Technology.

10.3. International Patent Coverage.

10.3.1 International Coverage. CMU will prosecute and maintain international patent coverage in countries designated by LICENSEE under the reimbursement arrangement provided for in Section 10.2.1 and Section 10.2.2 herein. Should CMU seek and/or obtain patent coverage in any countries at LICENSEE’s request, all Patenting Expenses related to such patent coverage shall be pro-rated between LICENSEE and any other licensees having rights in the Licensed Technology in such countries.

10.4. Patent Information. CMU will provide LICENSEE with copies of all patent filings for review and comment prior to their filing and will provide LICENSEE with copies of all material correspondence with all patent agencies.

10.5. Farkas Invention. LICENSEE has provided CMU with a copy of U.S. Patent Application No. 11/026,912, filed with the U.S. Patent and Trademark Office in December 2004 covering an invention by Dr. Daniel Farkas and certain other individuals that has been assigned by those inventors to LICENSEE (the “Farkas Invention”). CMU acknowledges and agrees that it has no ownership interest in or claim with respect to the Farkas Invention and hereby disclaims any ownership interest in any patent(s) issuing from U.S. Patent Application No. 11/026,912 unless such patent(s) claims priority from the Patent listed in Section 1.11.

11.	Markings, Trademarks and Trade Names

11.1. LICENSEE shall use its best efforts to have included in all sales and marketing literature relating to Licensed Products a statement to the effect that “this product or portions thereof is manufactured under license from Carnegie Mellon University” and, if applicable, either “Patent Pending” or, if applicable, “U.S. Patent Number 5,796,512 and U.S. Patent Number 5,841,577.”

11.2. LICENSEE and all sublicensees, if any, shall have marked the appropriate portions of all Licensed Products with any applicable United States of America and foreign Patent numbers in accordance with the applicable laws of the countries in which the materials are intended to be used. LICENSEE shall neither register nor use any CMU trademarks or trade names and shall require its sublicensees not to do so.

11.3. LICENSEE acknowledges that it does not have any rights or any title whatsoever in or to CMU’s technology, trade name or in or to any of CMU’s trademarks, except as provided under this Agreement. Any reference by LICENSEE to CMU beyond the above may only be done with express written permission of CMU’s Director of Technology Transfer.

12.	Termination

12.1. If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon written notice by CMU. A breach by CDI of the CDI Agreement shall not constitute a breach by LICENSEE under this Agreement or otherwise give CMU the right to terminate this Agreement.

12.2. In the event that either party to this Agreement defaults in the performance of any of its obligations hereunder and fails to cure such default within thirty (30) days after written notice. of such default from such other party, the other party shall have the right by written notice to the defaulting party within sixty (60) days after the expiration of such thirty (30) day period to terminate this Agreement, provided, however, that such 30 day period shall be extended by an additional 60 days so long as the defaulting party is diligently pursuing efforts to cure such default.

12.3. The termination of this Agreement pursuant to this Section 12 (or pursuant to Section 3 of this Agreement) shall not terminate (i) the obligation of LICENSEE to promptly pay CMU Royalties which were due or earned by CMU prior to the effective date of the termination, and other amounts, which are accrued or which are otherwise to be paid by LICENSEE under the terms of this Agreement or (ii) the obligations of LICENSEE specified under Articles 4, 5, 7, 8, 10, 13, 14, 15, 16, 17, 18, 22, and 23 hereunder, or (iii) the obligations of CMU under Articles 16 and 22 of this Agreement. Upon the early termination of this Agreement, LICENSEE may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) LICENSEE is current in payment of all amounts due CMU under this Agreement, (b) LICENSEE pays CMU the applicable Royalty on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (c) LICENSEE shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

13.	Taxes

LICENSEE shall pay all sales taxes which may be assessed or levied on, or on account of the Licensed Technology Disposed of hereunder and all taxes (other than taxes imposed by the United States of America or the Commonwealth of Pennsylvania or jurisdictions within such Commonwealth) levied on or on account of the amounts payable to, or for the account of, CMU under this Agreement.

14.	Warranties

14.1. ANY INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY OR OTHER PROPERTY OR RIGHTS, GRANTED OR PROVIDED BY CMU PURSUANT TO THIS AGREEMENT ARE ON AN “AS IS” BASIS. CMU MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, OR MERCHANTABILITY, EXCLUSIVITY OR RESULTS OBTAINED FROM USE. NOR SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES SUCH AS LOSS OF PROFITS OR INABILITY TO USE SAID INTELLECTUAL PROPERTY OR ANY APPLICATIONS AND DERIVATIONS THEREOF. CMU DOES NOT MAKE ANY WARRANTY OF ANY KIND WITH RESPECT TO FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF THE LICENSED TECHNOLOGY, INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY, OR OTHER PROPERTY OR RIGHTS GRANTED OR PROVIDED TO IT HEREUNDER. LICENSEE AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF CMU, EXPRESSED OR IMPLIED, TO ANY ENTITY CONCERNING THE APPLICATION OF OR THE RESULTS TO BE OBTAINED WITH THE LICENSED TECHNOLOGY, INFORMATION, MATERIALS, SERVICES, INTELLECTUAL PROPERTY, OR OTHER PROPERTY OR RIGHTS, GRANTED OR PROVIDED BY CMU PURSUANT TO THIS AGREEMENT.

15.	Costs

All costs and expenses incurred by LICENSEE in carrying out its obligations under this Agreement shall be paid by LICENSEE, and LICENSEE shall not be entitled to reimbursement from royalties hereunder or otherwise therefor from CMU. LICENSEE shall possess or obtain at its own expense all necessary licenses and permits and shall comply with all laws, ordinances, rules or regulations affecting the importation into and/or resale or transfer of Licensed Product.

16.	Confidentiality and Trade Secrets

16.1. Definition of Confidential Information. “Confidential Information” shall mean any information relating to the Licensed Technology, the terms of this Agreement (as from time to time amended), Patents, patent applications, copyright applications, trade secrets, know-how and other information covered by this Agreement or information disclosed by LICENSEE or CMU

(the “Disclosing Party”) to CMU or LICENSEE (the “Receiving Party”) in the matter set forth hereinafter. All such information shall be Confidential Information to the technology disclosed, including information disclosed to the Receiving Party prior to the date of this Agreement, unless such information (1) was already in the Receiving Party’s possession prior to the disclosure thereof by the Disclosing Party as provided in sub-Section 16.2 herein, (2) has been published or is published hereafter, unless such publication is a breach of this Agreement, (3) is received by the Receiving Party from a third party not under an obligation of confidentiality with respect thereto, (4) is independently developed by the Receiving Party, or (5) is disclosed by LICENSEE to CMU as required by Section 2.6 herein.

16.2. Prior Knowledge. In the event that such information shall be established to have been known to the Receiving Party prior to the disclosure thereof by the Disclosing Party by reference to any publication thereof by the Receiving Party or by reference to any internal writing or other business record maintained by any of the entities that comprise the Receiving Party in the ordinary course of business, such information shall, not be deemed to be Confidential Information to that particular entity for purposes of this Agreement following notification to the Disclosing Party of such fact.

16.3. Marking as Confidential. With respect to any information not related to the Licensed Technology which is thought by the Disclosing Party to be Confidential Information subject to this Agreement, the Disclosing Party shall mark such information as “Confidential” prior to disclosing it to the Receiving Party.

16.4. Notification. With respect to any oral communication not related to the Licensed Technology which is deemed by the Disclosing Party to be Confidential Information subject to this Agreement, the Disclosing Party shall notify the Receiving Party of such fact and within thirty (30) days thereafter the Disclosing Party shall send a memorandum to the Receiving Party outlining the information deemed to be Confidential Information.

16.5. Term of Confidentiality. The Receiving Party shall maintain in confidence and shall not disclose to any person not a party hereto, nor shall the Receiving Party use or exploit in any way without the Disclosing Party’s written agreement, any Confidential Information until three years after the later of the date of the termination of this Agreement or the end of the term of the last to expire Patent, unless such information ceases to be Confidential Information prior to the end of such period through no fault of the Receiving Party or CMU and LICENSEE enter into an agreement authorizing same.

16.6. Reasonable Precautions. The Receiving Party shall exercise all reasonable precautions to prevent the disclosure of Confidential Information by its employees or representatives, and in any event shall maintain with respect to such Confidential Information a standard of care which is no less. than that standard which the Receiving Party maintains to prevent the disclosure of its own Confidential Information.

16.7. Termination. Upon termination of this Agreement, the Receiving Party agrees to return at once to the Disclosing Party, without copying, all originals and copies of all materials (other than this Agreement) containing any Confidential Agreement. However, the Receiving Party shall be entitled to retain one copy of all such materials in its legal files.

16.8. Publicity. LICENSEE shall be permitted to disclose the existence of this Agreement in its business plans, offering documents and press releases, provided that LICENSEE furnishes a copy of the text of such disclosure to CMU prior to making such disclosure.

17.	Indemnification

LICENSEE hereby agrees to defend, indemnify and hold harmless CMU, its trustees, officers, employees, attorneys and agents from all claims or demands made against them (and any related losses, expenses or costs) arising out of or relating to LICENSEE’s and/or its sublicensees’ negligent use or willful misuse of, or negligent conduct or willful misconduct regarding the Licensed Technology and/or Licensed Product, including but not limited to, any claims of product liability, personal injury (including, but not limited to, death), damage to property or violation of any laws or regulations.

18.	Insurance

LICENSEE shall obtain and maintain appropriate coverage of clinical trial insurance, general liability, product liability, and public liability insurance in the amount of no less than two million Dollars ($2,000,000) to protect CMU, its trustees, officers, employees, attorneys, and agents under the indemnification provided hereunder. CMU, its trustees, officers, employees, attorneys, and agents shall be named insureds (or as co-insureds) on LICENSEE’s insurance policies and shall be provided appropriate certificates of insurance thereunder. LICENSEE shall maintain such insurance for at least two (2) years following the termination or expiration of this Agreement.

19.	Waivers of Breach

No acquiescence in any breach of this Agreement by either party shall operate to excuse any subsequent or prior breach.

20.	Prior Agreement

This Agreement supersedes all previous agreements relating to the subject matter hereof, whether oral or in a writing, and constitutes the entire agreement of the parties hereto and shall not be amended or altered in any respect except in a writing executed by the parties.

21.	Interpretation

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, United States of America, without regard to conflict of law principles.

22.	Dispute Resolution

22.1. Arbitration. Any controversy or dispute arising under this Agreement shall be referred to and finally settled by arbitration in the City of Pittsburgh, Pennsylvania, under the auspices of, and conducted in accordance with, the rules of the American Arbitration Association. All arbitration proceedings shall be before a board of three (3) arbitrators, for each of which each party shall select one (1) arbitrator and the selected arbitrators shall select the third arbitrator. The costs of the third arbitrator shall be divided equally between, the parties, and each party shall pay the costs of the arbitrator selected by it. Any award of the arbitrators shall be final and conclusive on the parties to this Agreement, and judgment upon such award may be entered in any court having jurisdiction thereof.

22.2. Injunctive Relief. Either party may seek injunctive relief from a court for violation by the other party of Sections 2, 11, 13, 14, 15, 16, 17, 18, 22, and 23 herein, for enforcement of any arbitration award or for enforcement of any non-arbitrable matter. The prevailing party shall be entitled to recover from the other all costs, including attorney’s fees, related to the action for injunctive relief.

22.3. Court Action. LICENSEE hereby. irrevocably and unconditionally —

(i) agrees that any action, suit or proceeding contemplated by Sections 22.2 and 22.3 herein (collectively, “Related Litigation”) may be brought in any state or federal court of competent jurisdiction sitting in Allegheny County, Pennsylvania, submits to the jurisdiction of such courts, and to the fullest extent permitted by law agrees that it will not bring any Related Litigation in any other forum (but nothing herein shall affect the right of CMU to bring any action, suit or proceeding in any other forum);

(ii) waives any objection which it may have at any time to the laying of venue of any Related Litigation brought in any such court, waives any claim that any such Related Litigation’ has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation brought in any such court, that such court does not have jurisdiction over LICENSEE; and

(iii) consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified mail, postage prepaid, to LICENSEE at the address for notices described in Section 24 herein, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the, validity or effectiveness of process served in any other manner permitted by law).

23.	Infringement

23.1. LICENSEE shall have the right during the term of this Agreement to commence an action for infringement of the Patents against any third party for any infringement occurring within the Field of Use, provided that LICENSEE shall provide CMU 30 (thirty) days’ prior written notice of such infringement and of LICENSEE’s intent to file such action. CMU shall have the right at its own expense to appear in such action by counsel of its own selection. If required by the jurisdictional laws of the forum that any such action be prosecuted in the name of the owner of the Patent, CMU shall voluntarily appear at LICENSEE’s expense; provided that if such appearance subjects CMU to any unrelated action or claim of a third party or LICENSEE in such jurisdiction, then CMU shall have the right to decline such appearance. Settlement of any action brought by LICENSEE shall require the consent of CMU and LICENSEE, which neither shall unreasonably withhold from the other, and any settlement amount or recovery for damages shall be applied as follows: (i) first, to reimburse the parties for their expenses in connection with the litigation; and (ii) second, CMU shall receive compensation for the time of any CMU personnel involved in the action and (iii) third, CMU shall receive {***}.

23.2. CMU shall have the right in its absolute discretion during the term of this Agreement to commence or defend an action for infringement of or by the Patents and/or Copyrights against any third party for any infringement occurring anywhere in the world, provided that, before commencing any such action concerning the Field of Use, CMU shall provide LICENSEE not less than 30 (thirty) days’ prior written notice of such infringement and of CMU’s intent to file such action. LICENSEE shall have the right at its own expense to appear in such action by counsel of its own selection. If CMU provides LICENSEE with such notice before instituting an action concerning the Field of Use and LICENSEE fails to initiate an action against such third party prior to the commencement of an action by CMU, then any settlement amount or recovery for damages shall belong entirely to CMU and CMU may settle said action without the consent of LICENSEE.

24.	Notices

Any notice under any of the provisions of this Agreement shall be deemed given when deposited in the mail, postage prepaid, certified first class mail return receipt requested and addressed to the applicable party at the address stated on the signature page hereof, or such ‘other address as such party shall specify for itself by like notice to other party. Each party shall transmit to the other a facsimile copy of each such notice promptly after such deposit in the mail.

25.	Assignment

LICENSEE shall neither assign nor transfer this Agreement or any interest herein without the prior written consent of CMU. If LICENSEE wishes to dispose of the business of which this Agreement forms part or if all or substantially all of the assets of LICENSEE shall be acquired by another corporation, such consent by CMU to assignment to such acquiring corporation shall not be unreasonably withheld or delayed. In the case of a merger, consolidation or other similar transaction in which LICENSEE’s shareholders own more than 50% of the equity of the surviving entity, no consent of CMU shall be required, provided that such surviving entity agrees in advance to be bound by the terms of this Agreement.

26.	Headings

The section headings contained in this Agreement are set forth for the convenience of the parties only, do not form a part of this Agreement and are not to be considered a part hereof for the purpose of construction or interpretation hereof, or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

The undersigned verify subject to the penalties of 18 Pa. C.S. § 4904 relating to unsworn falsification to authorities that they have the authority to bind to this Agreement the party on behalf of which they are executing below.

CARNEGIE MELLON UNIVERSITY

By:	/s/ Susan Burkett
Susan Burkett
Associate Provost

Date: September 29, 2005

Address for Notices:

CMU

5000 Forbes Avenue

Pittsburgh, Pennsylvania 15213, USA

Attention:	Director of Technology Transfer
Telecopier:	412-268-7395

SPECTRAL MOLECULAR IMAGING, INC.

By:	/s/ David Wohlberg
David J. Wohlberg
President

Date: September 29, 2005

Address for Notices: 8591 Skyline Drive Los Angeles, California 90046 Attention: David J. Wohlberg Telecopier: (310) 789-1413	With copy to: Sanford J. Hillsberg, Esq. Troy & Gould Professional Corporation 1801 Century Park East, Suite 1600 Los Angeles, California 90067 Telecopier: (310) 201-4746

The undersigned acknowledges the above License Agreement and agrees that the CDI Agreement (as defined therein) shall be deemed modified and amended to the extent required to reflect the grant of the license by CMU under the above License Agreement and so as to be consistent with the terms of the above License Agreement.

ChromoDynamics, Inc.

By:
Jill Wachman, M.D.
Vice President

Date:                                                                  , 2005

Attachment A

CMU TECHNOLOGY

1.	Certain (see below) technologies covered under the following U.S. Patent:

•	U.S. Patent 5,796,512:

Sub-Micron Imaging System Having an Acousto-optic Tunable Filter

•	U.S. Patent 5,841,577:

Light Microscope Having Acousto-optic Tunable Filter

Applications are encompassing in vivo and clinical use, and include but are not limited to:

2.	In-vivo spectral imaging

(a)	endoscopy by AOTFs

(b)	skin surface imaging by AOTFs (dermascopy)

(c)	non-invasive surface/sub-surface imaging by AOTFs (oxygen sensing, etc.)

(d)	Optical Coherence Tomography using AOTFs

(e)	Polarization-controlled imaging in live specimens

3.	Macroscopic spectral imaging

4.	Use of AOTF system for illumination in combination with a different spectral system for detection (Liquid Crystal Tunable filter system, Sagnac interferometer-based system, etc.)

5.	Wavelength, temporal and intensity control of laser illumination with AOTFs, for in vivo preclinical and clinical imaging

Attachment B

ASSIGNMENT AND LICENSE AGREEMENT

This ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is dated as of November 1, 2004, and is between CHROMODYNAMICS, INC., a Pennsylvania corporation (“CDI”), SPECTRAL MOLECULAR TECHNOLOGIES, INC., a Nevada corporation (“Spectral”), and Daniel L. Farkas, Miriam Farkas, Elliott Wachman and Jill Wachman (these four individuals, collectively, the “Inventors”).

RECITALS

WHEREAS, CDI is the exclusive licensee of the technology described on Exhibit A attached hereto (the “CMU Technology”) pursuant to that certain License Agreement (the “CMU License Agreement”), dated as of June 25, 1998, between Carnegie Mellon University (“CMU”) and CDI; and

WHEREAS, the Inventors are the inventors of and own all right, title and interest in and to the spectral/hyperspectral endoscopic system, utilizing an acousto-optic tunable filter (AOTF) based implementation, described on Exhibit B attached hereto (the “Endoscopic Invention”); and

WHEREAS, Spectral is a start-up corporation that has not yet raised any capital, and Daniel L. Farkas is the Chairman and will be a shareholder of Spectral; and

WHEREAS, Spectral desires to license the CMU Technology and receive an assignment of the Endoscopic Invention on the terms and conditions set forth herein; and

WHEREAS, CDI and the Inventors are willing to have CMU directly license the CMU Technology to Spectral or have CDI sublicense the CMU Technology to Spectral and have the Inventors assign the Endoscopic Invention to Spectral on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means any person, firm, corporation (including, without limitation, service corporation and professional corporation), partnership (including, without limitation, general partnership, limited partnership and limited liability partnership), limited liability company, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with a party. For purposes of the foregoing, “control” means, with respect to: (a) a corporation, the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof; and (b) any other entity, managerial control by virtue of a written agreement or otherwise.

“CMU Patent Rights” means all valid claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part, divisionals, prolongations and reissue applications claiming priority to such applications, and all patents issuing therefrom or subsequent improvements thereto, whether U.S. or foreign, which at any time may be granted, relating to the CMU Technology.

“CMU Product” means any product that, but for this Agreement, the manufacture, use or sale of which would constitute an infringement of the unexpired CMU Patent Rights.

“Endoscopic Patent Rights” means all valid claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part, divisionals, prolongations and reissue applications claiming priority to such applications, and all patents issuing therefrom, or subsequent improvements thereto, whether U.S. or foreign, which at any time may be granted relating to the Endoscopic Invention.

“Endoscopic Product” means any product that, but for this Agreement, the manufacture, use or sale of which would constitute an infringement of the unexpired Endoscopic Patent Rights.

“Default” means the breach of a material term of this Agreement.

“Fiscal Quarter” means each period of three months ending on March 31, June 30, September 30 and December 31.

“Net Sales” means the total gross revenues actually received by Spectral or its Affiliates or their licensees or sublicensees from the sales of Products to Third Parties, less deductions for the following, to the extent actually paid or allowed with respect to such sales:

(a) sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of the Product, after giving effect to any rebates or refunds relating to such taxes or duties received by Spectral; and

(b) normal and customary trade, quantity and cash discounts (up to the amount normal and customary for early payment of invoices); and

(c) allowances, chargebacks and credits to Third Parties on account of rejected, damaged, or returned Products; and

(d) outbound transportation prepaid or allowed.

If (i) a Product is sold by Spectral or an Affiliate or their licensees or sublicensees as one of a number of items without a separate price; (ii) the consideration for the Product includes any non-cash element; or (iii) the Product is transferred by Spectral or an Affiliate or their licensees or sublicensees in any manner other than an invoiced sale (excluding contributions of Products to governmental or private organizations), the Net Sales price applicable to any such transaction will be deemed to be Spectral’s average Net Sales price for the Product at that time in the relevant jurisdiction. Net Sales shall not include any amounts received for microscopes or other equipment sold in conjunction with Products that do not include the CMU Technology or Endoscopic Invention.

“Products” means Endoscopic Products and CMU Products.

“Term” is defined in Section 9.1.

“Third Party” means any person or entity other than CDI, Spectral, the Inventors and their respective Affiliates.

ARTICLE 2

GRANT OF RIGHTS

Section 2.1 Endoscopic Invention. The Inventors hereby assign and transfer to Spectral all of their right, title and interest in and to the Endoscopic Invention and Endoscopic Patent Rights, free and clear of all liens, claims or encumbrances. CDI hereby acknowledges and consents to the foregoing assignment of the Endoscopic Invention and Endoscopic Patent Rights and releases and assigns to Spectral any claims to or rights it may now or in the future have in the Endoscopic Invention and Endoscopic Patent Rights. The Inventors and CDI hereby jointly and severally agree to indemnify and hold harmless Spectral and its shareholders against any claim made by CDI, any CDI shareholder or CMU based on the assignment pursuant to this Section 2.1.

Section 2.2 CMU Technology. CDI and the Inventors shall use their commercially reasonable best efforts to assist Spectral, at Spectral’s cost and expense, in acquiring a direct, exclusive, worldwide license from CMU of the CMU Technology for use in developing and commercializing the Endoscopic Invention and otherwise for use in developing and commercializing dermoscopic applications and devices and other imaging applications and devices for ultimate clinical use (collectively, the “Endoscopic Applications”). If Spectral is unable to obtain a direct, exclusive, worldwide license from CMU of the CMU Technology on or before January 15, 2005, then CDI shall, subject to the terms of this Agreement, grant as of that date to Spectral an exclusive, worldwide sublicense to develop, manufacture, market, distribute, import, offer for sale and sell CMU Products, both on its own and through one or more Affiliates, distributors and sublicensees, for the Endoscopic Applications; provided, however, that the sublicense to the CMU Technology, if granted by CDI to Spectral pursuant to this Section 2.2, will terminate immediately upon the termination of the CMU License Agreement. Upon any sublicense to Spectral under this Section 2.2, Spectral shall assume, along with CDI, all of CDI’s obligations under the CMU License Agreement. CDI shall use its commercially reasonable best efforts to maintain the CMU License Agreement in full force and effect and shall promptly notify Spectral in writing of any prospective or actual default thereunder by CDI. CDI shall also use its commercially reasonable best efforts to obtain CMU’s agreement to enter into a direct license with Spectral having the same terms and conditions as the CMU License Agreement in the event that agreement is terminated by CMU due to a default by CDI. Spectral may sublicense the rights granted in this Section 2.2; provided, however, that Spectral shall obtain CDI’s prior written consent, which consent shall not be unreasonably withheld or delayed, in the case of any sublicense to an entity other than an Affiliate of Spectral.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS

Section 3.1 Development of Products. Spectral shall, at its sole cost and expense, use commercially reasonable efforts to develop and commercialize the Products, in the area of medical applications and such other areas, if any, as Spectral in its sole discretion shall determine. Spectral shall provide a written report to the Inventors every year during the Term, stating in reasonable detail all significant progress achieved and material difficulties encountered since the last such report in the development of Products. The parties acknowledge that (i) the Endoscopic Invention and the CMU Technology are at an early stage of development and are not yet ready for clinical development, and (ii) Spectral will need to raise significant capital before it can carry out substantial development activities with respect to the Endoscopic Invention and the CMU Technology. CDI and the Inventors acknowledge that Spectral intends to own, acquire and develop other technologies in the spectral or molecular imaging field having medical or other applications and that these technologies shall not be subject to the terms of this Agreement.

Section 3.2 Manufacturing of Products. Spectral shall, at its sole cost and expense, manufacture, or have manufactured, the Products.

Section 3.3 Marketing of Products. Spectral will control and make all decisions regarding the strategy and tactics of marketing, selling and otherwise commercializing the Products, including, without limitation, the method of sales and distribution, organization and management of sales and marketing, packaging and labeling, and other terms and conditions for such sales and marketing. Spectral may designate and appoint one or more Third Parties to act as its agent in connection with the marketing, sale and distribution of the Products.

Section 3.4 SBIR/NIH Grant. Elliot Wachman and Daniel L. Farkas are co-investigators (PI and co-PI) under a CDI-sponsored SBIR/NIH $100,000 Phase I grant for endoscopy research related to the Endoscopic Invention and the CMU Technology. Upon successful completion of the Phase I research project, CDI shall permit Spectral to join it as co-applicant organization and shall use its commercially reasonable efforts to obtain a Phase II SBIR/NIH grant for additional research in this area, or shall allow Spectral to become the lead applicant organization in case CDI becomes ineligible for submitting an SBIR application.

Section 3.5 Elliott Wachman Consulting. Elliott Wachman shall make reasonable efforts to be available to provide off-site consulting services to Spectral, as Spectral may reasonably request from time to time, to assist Spectral in performing its obligations under this Agreement. The terms and conditions, including the scope of services and compensation, will be negotiated in good faith by Spectral and Elliott Wachman, who will in no event be required to provide, or be requested by Spectral to provide, more than 20 days per year of consulting services hereunder. Spectral shall have no obligation to retain Elliott Wachman to provide any of the foregoing services.

ARTICLE 4

PAYMENTS; ACCOUNTING

Section 4.1 Reimbursement of Endoscopic Invention Legal Fees. Spectral shall, within thirty (30) days of the date hereof, (i) pay to CDI (who shall allocate a portion of this payment to the Inventors as the Inventors and CDI shall agree among them) five thousand five hundred twenty-two dollars ($5,522) for legal fees incurred in connection with the Endoscopic Invention, and (ii) pay to Ed Penkoske, Esq., on behalf of CDI and the Inventors, the sum of two thousand four hundred thirty-one dollars and twenty-five cents ($2,431.25) plus such additional amounts incurred or billed by Mr. Penkoske in connection with the Endoscopic Patent Rights through the date of execution of this Agreement; provided, however, that Spectral’s obligations under clause (ii) of this Section 4.1 will in no event exceed three thousand two hundred seventy-eight dollars ($3,278) and CDI shall promptly pay any remaining amounts owing to Mr. Penkoske for that period.

Section 4.2 Spectral Financing. Spectral shall use its commercially reasonable diligence to obtain four hundred thousand dollars ($400,000) or more in aggregate financing from all sources (including, without limitation, debt, equity financing, financing in kind and grants from governmental or other agencies) within eighteen (18) months from the date of this Agreement. Upon raising an aggregate of two hundred fifty thousand dollars ($250,000) or more, Spectral shall promptly pay (i) sixteen thousand two hundred dollars ($16,200) to the Inventors (to be divided equally among them), and (ii) forty thousand dollars ($40,000) to CDI or, at Spectral’s election, to third parties to purchase equipment, in either case to be used solely to conduct spectral endoscopy-related research activities in support of the Phase II SBIR grant described in Section 3.4.

Section 4.3 Endoscopic Sublicensing Fees. Spectral shall pay to the Inventors {***} for each license of the Endoscopic Invention granted by Spectral to any Third Party. Spectral shall pay all amounts due to the Inventors under this Section 4.3 within thirty (30) days of the date Spectral receives the underlying sublicensing fees from the Third Party sublicensee. All payments made by Spectral to the Inventors under Article 4 will be paid in equal amounts to the Inventors and will be subject to offset by Spectral for all amounts that Spectral is required to pay to Third Parties or expenses incurred by Spectral in defending against any claim by a Third Party of ownership of the Endoscopic Invention or infringement by the Endoscopic Invention or that are otherwise owed by the Inventors to Spectral pursuant to the terms of this Agreement.

Section 4.4 Royalties.

(a) Spectral shall pay to the Inventors {***}. Spectral shall, in the case of a direct license with CMU, pay a total of not more than {***} to CMU and CDI, with CDI to receive {***}. Spectral shall, in the case of a sublicense from CDI, pay CDI {***}

(b) Spectral shall pay to CDI or the Inventors, as the case may be, the royalties payable under Section 4.4 no later than thirty (30) days following the end of each Fiscal Quarter. All payments must be accompanied by a written report showing for the Fiscal Quarter for which the royalty payment applies: (i) the Net Sales of each Product (along with a detailed description of the calculation thereof); and (ii) the royalties payable pursuant to Section 4.4.

With respect to Net Sales of Products that are made in a currency other than the U.S. Dollar, Spectral shall state the Net Sales and royalties payable hereunder in the domestic currency of the country in which the Net Sales were made, together with the U.S. Dollar equivalent, based on the exchange rate specified by Section 4.4(c).

(c) In making currency conversions pursuant to Section 4.4(b), Spectral shall use the average of the U.S. Dollar equivalent exchange rate as published in The Wall Street Journal for the first and last business day of the applicable Fiscal Quarter.

(d) Spectral shall use commercially reasonable efforts to require each licensee of the Endoscopic Invention or sublicensee of CMU Technology to pay directly to CDI, or the Inventors, as the case may be, royalties on Net Sales of the Products by such licensee or sublicensee, which royalties will be computed and payable in accordance with this Section 4.4. Spectral and each licensee of the Endoscopic Invention or sublicensee of the CMU Technology will be jointly and severally liable for royalties on Net Sales of the Products by such licensee or sublicensee.

(e) Spectral shall have no obligation to make any payments to CDI (or any successor in interest to CDI) under Article 4 that would otherwise be payable with respect to any period after CDI sells all or substantially all of its assets or merges or completes any other similar transaction in which its current shareholders own less than 50% of the surviving entity. However, each of Spectral’s obligations to the Inventors under Article 4 shall remain unchanged.

Section 4.5 Confidential Financial Information. CDI and the Inventors shall treat all financial information pertaining to this Agreement as confidential and shall not disclose any of this information to any third party.

ARTICLE 5

PATENTS

Section 5.1 Patent Filings, Prosecution and Maintenance. Spectral shall use commercially reasonable efforts in the filing, prosecution and maintenance of the Endoscopic Patent Rights for the U.S. and such other territories as Spectral shall determine in its sole discretion, using patent counsel of its choice. Spectral shall furnish to the Inventors in a timely manner copies of all material documents relating to, and shall consult with the Inventors concerning, the preparation, filing, prosecution and maintenance of the Endoscopic Patent Rights. Spectral shall provide the Inventors with copies of any proposed submissions in connection with the prosecution and maintenance of the Endoscopic Patent Rights for review and comment prior to filing, and shall take into account the Inventors’ comments related thereto and incorporate or act on such comments to the extent deemed appropriate and reasonable by Spectral and its patent counsel. The Inventors shall treat as confidential all information provided to them for Spectral under this Section 5.1 and shall not disclose any of this information to any third party.

Section 5.2 Infringement Actions by Third Parties. If CDI, the Inventors, Spectral or their respective Affiliates, or Spectral’s licensees, distributors or customers are sued or threatened with suit by a Third Party for infringement of a Third Party patent or for misappropriation of any Third Party know-how, proprietary, technical or confidential information because of Spectral’s use or license of the Endoscopic Invention or the development, manufacture or commercialization of Endoscopic Products (each, an “Infringement Action”), such party shall promptly notify the other parties in writing. The Inventors will have the first right, but not the obligation, to defend each Infringement Action, using counsel reasonably acceptable to Spectral. The Inventors shall notify Spectral in writing, within thirty (30) days of becoming aware of an Infringement Action, whether or not the Inventors will defend the Infringement Action. If the Inventors elect not to defend the Infringement Action, Spectral shall defend the Infringement Action, in which case the Inventors shall provide all assistance reasonably requested by Spectral, at no cost to Spectral. The party defending an Infringement Action shall take into account the other party’s comments relating to such Infringement Action to the extent reasonable. No party may settle or consent to an adverse judgment with respect to an Infringement Action without the express written consent of the other parties (such consent not to be unreasonably withheld or delayed).

Section 5.3 Enforcement of Endoscopic Patent Rights.

(a) In the event that CDI, the Inventors or Spectral becomes aware of actual or threatened infringement of the Endoscopic Patent Rights, such party shall promptly notify the other parties in writing of such infringement and supply the other party with all evidence possessed by the notifying party pertaining to and establishing said infringement. The Inventors will have the first right, but not the obligation, to bring an infringement action against the alleged infringing party, using counsel reasonably acceptable to Spectral. If the Inventors do not commence an infringement action within thirty (30) days of the date the Inventors become aware of the alleged infringement, Spectral shall have the right to bring an infringement action against the alleged infringing party. The party conducting the action will have full control over its conduct, including the settlement thereof; provided, however, that no settlement of an action will be made without the consent of the other party (which consent shall not be unreasonably withheld or delayed) if such settlement would adversely affect such party.

(b) All monies recovered upon the final judgment or settlement recovered pursuant to this Section 5.3 will be divided among the parties as follows after the party conducting the litigation first receives its legal fees and other third party costs incurred in conducting such litigation: (i) the Inventors will be entitled to an amount equal to the remaining amount of the final judgment or settlement multiplied by {***}, and (ii) Spectral will be entitled to the balance of the judgment or settlement.

ARTICLE 6

CONFIDENTIALITY

Section 6.1 Confidentiality and Non-Use Obligations.

(a) During the Term and for five (5) years thereafter without regard to the means of termination, no party to this Agreement may, for any purpose other than the purpose of this Agreement, reveal or disclose to any third party information and materials disclosed by another party and marked as confidential or for which the receiving party knows or has reason to know are or contain trade secrets or other proprietary information of the disclosing party (“Confidential Information”) without first obtaining the written consent of the disclosing party.

(b) Each party shall take all reasonable precautions to prevent the use or disclosure of another party’s Confidential Information without first obtaining the written consent of the disclosing party.

(c) The restrictions on the disclosure and use of Confidential Information contained in this Article 6 do not apply to any information that:

(i) can be demonstrated by the recipient to have already been in its possession at the time of disclosure by the disclosing party;

(ii) is or later becomes available to the public, as evidenced by documents which are generally available; provided that such availability is not caused by a breach of this Article 6;

(iii) is received from a Third Party having legitimate possession thereof and the independent legal right to make such disclosure;

(iv) is developed by the receiving party entirely without reference to, or use of, Confidential Information; or

(v) is required to be disclosed by law or government regulation.

Section 6.2 Press Releases and Public Announcements. No party may issue any press release or other publicity materials, or make any public presentation with respect to the specific terms or conditions of this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed). The restrictions contained in this Section 6.2 do not apply to disclosures that are limited to a general disclosure of the existence of this Agreement and the parties to this Agreement or disclosures required by law or regulation; provided that the disclosing party gives the other parties reasonable advance notice of the proposed disclosure that is legally required, including the text thereof.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.1 CDI’s Representations and Warranties. CDI represents and warrants to Spectral that:

(a) CDI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania and has full power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b) CDI has full right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of CDI. This Agreement has been duly and validly executed by CDI. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of CDI, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(c) The execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any law, rule, regulation, order, judgment or decree binding on CDI or result in a breach of any term of the certificate of incorporation or by-laws of CDI or any contract, agreement or other instrument to which CDI is a party, except in each case to an extent not material. No authorization is required by CDI for the execution, delivery, or performance of this Agreement by CDI.

(d) To the best of CDI’s knowledge, the CMU License Agreement is in full force and effect and is a valid, binding and enforceable agreement between CDI and CMU; CDI currently is in compliance with all of the material terms of the CMU License Agreement; and CDI has not received any notice of default from CMU under the CMU License Agreement.

(e) CDI and the Inventors are the sole owners of the entire right, title and interest in and to the Endoscopic Invention and no other person or entity has any license, claim or other right or interest in or to the Endoscopic Invention.

(f) To the best of CDI’s knowledge, neither the CMU Technology nor the Endoscopic Invention infringes, misappropriates or otherwise conflicts with any intellectual property or other rights of any third party and CDI has not received notice from any third party of any such claim.

(g) CDI is not aware of any infringement or misappropriation of the CMU Technology or the Endoscopic Invention by any third party.

(h) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the CMU Technology or the Endoscopic Invention pending against or, to the best of CDI’s knowledge, threatened against CDI or its Affiliates in any court or by or before any governmental body or agency and, to the best of CDI’s knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened against CDI or its Affiliates.

(i) CDI follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

Section 7.2 Representations and Warranties of Spectral. Spectral represents and warrants to CDI and each Inventor that:

(a) Spectral is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

(b) Spectral has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Spectral. This Agreement has been duly and validly executed by Spectral. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Spectral enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(c) The execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any law, rule, regulation, order, judgment or decree binding on Spectral or result in a breach of any term of the certificate of incorporation or by-laws of Spectral or any contract, agreement or other instrument to which Spectral is a party, except in each case to an extent not material. No authorization is required by Spectral for the execution, delivery, or performance of this Agreement by Spectral.

(d) Spectral follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and nondisclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and nondisclosure agreements.

Section 7.3 Inventors’ Representations and Warranties. Each Inventor represents and warrants to Spectral that:

(a) Upon execution and delivery of this Agreement, it will be the valid and binding obligation of the Inventor, enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally.

(b) The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated herein will not, violate any order, judgment or decree binding on the Inventor, or result in a breach of any contract, agreement or other instrument to which the Inventor is a party or, to the best of the Inventor’s knowledge, violate any law, rule or regulation applicable to the Inventor, except in each case to an extent not material.

(c) The Inventors are the sole owners of the entire right, title and interest in and to the Endoscopic Invention and no other person or entity has any license, claim or other right or interest in or to the Endoscopic Invention.

(d) To the best of the Inventor’s knowledge, neither the Endoscopic Invention nor the CMU Technology infringes, misappropriates or otherwise conflicts with any intellectual property or other rights of any third party and the Inventor has not received notice from any third party of any such claim.

(e) The Inventor is not aware of any infringement or misappropriation of the Endoscopic Invention or CMU Technology by any third party.

(f) There are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the Endoscopic Invention or CMU Technology pending against or, to the best of the Inventor’s knowledge, threatened against the Inventor or his or her Affiliates in any court or by or before any governmental body or agency and, to the best of Inventor’s knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened against the Inventor or his or her Affiliates.

Section 7.4 LIMITATION ON WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

INDEMNIFICATION; INSURANCE

Section 8.1 Indemnification.

(a) Spectral Indemnification. Spectral shall indemnify and hold forever harmless each Inventor, CDI and their Affiliates, agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys’ fees) arising from or in connection with: (i) the breach or inaccuracy of any representation or warranty made by Spectral in this Agreement; (ii) the gross negligence or willful misconduct of Spectral or its Affiliates or any of their agents, directors, officers or employees; (iii) the development, manufacture, use, commercialization (including, without limitation, promotion, distribution, advertising, offering for sale, sale or other disposition, transfer, importation or exportation), labeling, handling or storage of any Product; and (iv) any infringement claim or action and/or any misappropriation claim or action, whether threatened or asserted, that relates to the Endoscopic Invention or the CMU Technology, but only to the extent that both (A) Spectral, its Affiliates, licensees or sublicensees modify the Endoscopic Invention or CMU Technology following the execution of this Agreement and (B) the unmodified Endoscopic Invention or CMU Technology would not be subject to the same claims.

(b) CDI Indemnification. CDI shall indemnify and hold forever harmless Spectral, its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys’ fees) arising from or in connection with: (i) the breach or inaccuracy of any representation or warranty made by CDI in this Agreement; (ii) the gross negligence or willful misconduct of CDI or its Affiliates or any of their agents, directors, officers or employees; and (iii) except for claims and actions for which Spectral has an indemnification obligation pursuant to Section 8.1(a), any infringement claim or action and/or any misappropriation claim or action, whether threatened or asserted, that relates to the Endoscopic Invention or CMU Technology.

(c) Inventor Indemnification. Each Inventor shall jointly and severally indemnify and hold forever harmless Spectral, its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including reasonable attorneys’ fees) arising from or in connection with: (i) the breach or inaccuracy of any representation or warranty made by the Inventor in this Agreement; (ii) the gross negligence or willful misconduct of the Inventor; and (iii) except for claims and actions for which Spectral has an indemnification obligation pursuant to Section 8.1(a), any infringement claim or action and/or any misappropriation claim or action, whether threatened or asserted, that relates to the Endoscopic Invention or CMU Technology.

Section 8.2 Procedure. The indemnities set forth in this Article 8 are subject to the condition that the party seeking indemnification shall forthwith notify the indemnifying party on being notified or otherwise made aware of a suit, action or claim and that the indemnifying party defend and control any proceedings, with the indemnified party being permitted to participate at the indemnified party’s expense (unless a conflict of interest prevents representation by joint counsel, in which event the indemnifying party shall pay for the indemnified party’s counsel); provided that the indemnifying party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the indemnified party (such consent not to be unreasonably withheld).

Section 8.3 DISCLAIMER. NO PARTY WILL BE LIABLE TO THE ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OR EXPENSES, INCLUDING DAMAGES FOR LOST PROFITS, LOSS OF OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 8.4 Insurance. During the Term and for a period of two (2) years thereafter, Spectral shall obtain, or cause its licensee or sublicensee to obtain at its sole cost and expense, liability insurance applicable to its performance under this Agreement, that meets the following requirements:

(a) the insurance shall insure Spectral and any such licensee or sublicense against all liability related to their activities relating to the development, manufacture and sale of Products, including liability for bodily injury, property damage or wrongful death; and

(b) the insurance must be in amounts that are reasonable and customary in the in the medical device industry in the United States. Each such policy must include a contractual endorsement naming each Inventor as an additional insured and require the insurance carrier to provide each Inventor with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policy or its cancellation.

ARTICLE 9

TERM; TERMINATION

Section 9.1 Term. This Agreement will commence on the date hereof and will continue until the later of 15 years from the date of this Agreement or the last to expire of any of the Patent Rights (the “Term”), unless earlier terminated in accordance with the provisions of Section 9.2.

Section 9.2 Termination of Agreement. This Agreement may be terminated prior to the expiration of the Term:

(a) By mutual written consent of CDI, the Inventors and Spectral.

(b) By the Inventors upon thirty (30) days prior written notice to Spectral, if Spectral (i) fails to raise four hundred thousand dollars ($400,000) or more, in the aggregate from one or more debt or equity financings, financings in kind, and grants from governmental or other agencies within eighteen (18) months of the date of this Agreement and has not otherwise been able to undertake development efforts for the CMU Technology or the Endoscopic Invention, or (ii) fails to invest or make binding commitments to invest, within eighteen (18) months of the date of this Agreement, one hundred sixty thousand dollars ($160,000) or more in the development and commercialization of Products under this Agreement, as evidenced by proof reasonably acceptable to each Inventor.

(c) Upon written notice by a party if (i) another party is dissolved or liquidates, unless such dissolution or liquidation results from a reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against another party and, in the event such a proceeding has been brought against such party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such party’s creditors or a receiver of such party’s assets has been appointed.

(d) By the Inventors or CDI, upon sixty (60) days prior written notice, if Spectral is in Default, and fails to cure such breach within sixty (60) days following receipt of written notice from the non-breaching party specifying the breach to be cured.

(e) By Spectral, upon sixty (60) days prior written notice, if CDI or the Inventors are in Default, and fail to cure such breach within sixty (60) days following receipt of written notice from the non-breaching party specifying the breach to be cured.

Section 9.3 Rights Upon Expiration of the Term or Earlier Termination. Upon expiration of the Term or earlier termination pursuant to Section 9.2, the licenses granted in Article 2 will terminate.

Section 9.4 Surviving Rights. Termination of this Agreement for any reason will not effect:

(a) The rights and obligations of the parties provided in Section 4.5, Article 6, and Article 8, all of which will survive termination;

(b) Any other rights, obligations or liabilities which shall have accrued to the benefit of a party prior to such termination (including without limitation Spectral’s obligation to pay all royalty payments which have accrued hereunder as of the effective date of such termination); and

(c) Any other rights of remedies provided at law or in equity which a party may otherwise have against the another party.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

(a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:

(i) personal delivery, in which case delivery will be deemed to occur the day of delivery;

(ii) certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or

(iii) next-day delivery to a U.S. address by recognized overnight delivery service such as FedEx, in which case delivery will be deemed to occur upon receipt.

(b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to CDI, to:

ChromoDynamics, Inc.

1195 Airport Road, Unit #1

Lakewood, New Jersey 08701

Attention:

If to Spectral, to:

Spectral Molecular Technologies, Inc.

_______________________________

Attention: Sanford J. Hillsberg

If to Daniel L. Farkas, to:

Daniel L. Farkas

_______________________________

If to Miriam Farkas, to:

Miriam Farkas

_______________________________

If to Elliott Wachman, to:

Elliott Wachman

_______________________________

If to Jill Wachman, to:

Jill Wachman

_______________________________

Section 10.2 Governing Law. This Agreement is governed by the laws of the State of California without giving effect to principles of conflict of laws.

Section 10.3 Jurisdiction; Service of Process. A party may initiate in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, any proceeding seeking to enforce any provision of this Agreement. Each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.3, however, affects the right of any party to serve legal process in any other manner permitted by law.

Section 10.4 Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by a party of any of its rights or a party’s failure to exercise any remedy will not operate or be construed as a continuing waiver of the same or of any other rights or remedies provided in this Agreement.

Section 10.5 No Agency. No party will, by virtue of this Agreement, have any power to bind any other party to any obligation nor will this Agreement create any relationship of agency, partnership or joint venture.

Section 10.6 Severability. If any provision of this Agreement is held unenforceable by any court of competent jurisdiction, all other provisions of this Agreement will remain effective. If any provision of this Agreement is held to be unenforceable only in part or degree, it will remain effective to the extent not held unenforceable.

Section 10.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter of this Agreement. It supersedes all prior agreements of the parties, whether oral or written, pertaining to the subject matter of this Agreement.

Section 10.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all parties to this Agreement.

Section 10.9 Assignment. No party may, without the prior written consent (not to be unreasonably withheld or delayed) of the other parties having been obtained, assign or transfer this Agreement to any Third Party, provided, however, that Spectral may assign this agreement in connection with a sale of all or substantially all of its assets or a merger or other similar transaction, and each party may assign or transfer this Agreement to any Affiliate of such party without the prior written consent of any other party hereto, provided that the assigning party guarantees the performance of its Affiliate.

Section 10.10 Counterparts. This Agreement may be executed in counterparts, each of which is an original and all of which together constitute one and the same instrument.

Section 10.11 License Survival During Bankruptcy. All rights and licenses granted under or pursuant to this Agreement to the CMU Technology, if applicable, are, and will otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “Intellectual Property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. The parties agree that Spectral, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by Spectral of its obligations under this Agreement.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CHROMODYNAMICS, INC.

By:
	Name:	Jill Wachman, M.D.
	Title:	Vice President

SPECTRAL MOLECULAR TECHNOLOGIES, INC.

By:
	Name:	Dr. Manfred Mosk
	Title:	Interim Chief Executive Officer

DANIEL L. FARKAS

MIRIAM FARKAS

ELLIOTT WACHMAN

JILL WACHMAN

EXHIBIT A

CMU TECHNOLOGY

(SEE ALSO COPY CMU LICENSE AGREEMENT ATTACHED HERETO)

1.	All technologies covered under the following U.S. Patents:

•	U.S. Patent 5,796,512: Sub-Micron Imaging System Having an Acousto-optic Tunable Filter

•	U.S. Patent 5,841,577: Light Microscope Having Acousto-optic Tunable Filter

2.	All software that has been developed by Drs. Wachman and Farkas and Mr. Wen-hua Niu, prior to the Effective Date of the CMU License Agreement, and related to the technologies which are referenced in #1 above:

(a)	software required to run microscope system (I/O, electronics and hardware control, etc.

(b)	AOTF-derived image processing routines

(c)	AOTF crystal design and modeling routines

(d)	spectral analysis software

(e)	3-D spectral visualization routines

Applications include but are not limited to:

3.	In-vitro spectral imaging (fixed specimens, ex-vivo, or live cells)

(a)	brightfield

(b)	reflected light

(c)	fluorescence

(d)	pathology/histology

(e)	FISH

4.	In-vivo spectral imaging

(a)	endoscopy by AOTFs

(b)	surface imaging by AOTFs (dermascopy)

(c)	non-invasive sub-surface imaging by AOTFs (oxygen sensing, etc.)

(d)	Optical Coherence Tomography using AOTFs

5.	Macroscopic spectral imaging

6.	Use of AOTF system for illumination in combination with a different spectral system for detection (Liquid Crystal Tunable filter system, Sagnac interferometer-based system, etc.)

EXHIBIT B

ENDOSCOPIC INVENTION

IMAGING ELASTIC SCATTERING SPECTROSCOPY

Inventors; Daniel L. Farkas, PhD; Elliot S. Wachman, PhD; Jill Wachman, MD; Miriam Farkas, MD

BACKGROUND OF THE INVENTION

Field of the Invention

[0001] The present invention is broadly concerned with providing a non-invasive technique for the early detection of cancer and other abnormal tissue and, more particularly, to the field of imaging elastic scattering spectroscopy (IESS).

Description of the Background

[0002] Detecting abnormal tissue early is critical to the successful treatment of disease. Life expectancy of patients with malignancy or cancer, for example, can increase dramatically when abnormal tissue is identified while still in a pre-malignant state. Such tissue regions, dysplasia and carcinoma in situ being typical examples, are ordinarily detected by surgical biopsy. The removed tissue is sent to a pathologist, where it is examined under a microscope for the characteristic morphological changes that indicate abnormal cell growth. Upon receiving the pathology report, the physician can then decide whether further removal of the tissue is indicated.

[0003] This method of treatment has a number of serious drawbacks. For example, only a limited number of regions can be biopsied, with the choice of region determined only by its gross appearance in the eyes of the physician. It is therefore quite likely that a problem area, particularly one in an early stage of abnormality, may be missed completely. Another serious drawback of this method of treatment is that since the identification of abnormality must await the pathology report, surgical removal of the abnormal tissue often must be performed during a separate procedure (and sometimes even by successive iterations), thereby increasing risk to the patient, and inconvenience and cost for both the patient and the physician.

[0004] Within the last decade or so, a number of all-optical techniques for identifying abnormal tissue have been developed in an attempt to avoid these problems. These approaches have the potential for allowing problem sites to be detected over a large area sensitively and quickly, without having to rely on the subjective judgment of the physician. In addition, because suspicious areas can be identified during the initial examination, diseased tissue can be removed immediately, and completeness of the excision assessed by prompt reimaging of the area in question.

[0005] The most developed of these optical techniques makes use of differences in the spectra of fluorescence exhibited by normal and abnormal tissue. This fluorescence is ordinarily excited by laser illumination, and can be either intrinsic or extrinsic. Although numerous groups are working on the development of fluorescence-based systems for cancer diagnosis, to date only one device has reached the commercial market. The LIFE scope, manufactured by Xillix Inc. and marketed by Olympus, Inc., uses ultraviolet laser light to excite tissue autofluorescence through a bronchoscope. It is presently being used by approximately 50 groups worldwide with a cost of upwards of $200,000 per unit. Although this device provides much greater sensitivity than standard white-light bronchoscopy, single procedures can be very time consuming. Even experienced surgeons often require 45 minutes to perform one examination which would take only 3 minutes using standard bronchoscopy equipment. The use of the LIFE scope is not only quite draining for the patient and physician, but also limits greatly the number of patients that can be seen, thereby substantially increasing procedure cost.

[0006] Other groups have used Raman signals to identify abnormal tissue, however these signals are extremely weak, and it may be difficult to implement as a practical clinical tool.

[0007] A third approach, elastic scattering spectroscopy (ESS), illuminates the sample, and looks at the spectral content of the light scattered from tissue right beneath the surface by using a point probe in contact with the tissue surface. This method has the capability of detecting disorganized epithelial orientation and architecture, morphological changes in epithelial surface texture and thickness, cell crowding, enlargement and hyperchromicity of cell nuclei, increased concentration of metabolic organelles, and the presence of abnormal protein packages. ESS has been used to study the skin, the eyes, the bladder, the prostate and many different regions of the gastrointestinal tract. In one study, ESS was used to differentiate neoplastic from non-neoplastic tissue and adenomatous polyps from hyperplasic polyps in the colon with a predictive accuracy of ~85%. In another study ESS was used to detect bladder cancer with a sensitivity of 100% and a specificity of 97%. Preliminary tests of this technique in the lower GI tract demonstrated the ability of differentiating between dysplasia, adenoma/adenocarcinoma, and normal mucosa with a sensitivity of 100% and a specificity of 98%. Studies in the skin have demonstrated a sensitivity of 90.3% and a specificity of 77.4% for distinguishing primary melanomas from benign nevi. Over a decade of clinical trials with this instrument in a variety of organ systems has shown that these spectra can provide a sensitivity means of detecting even early abnormal tissue. At present, however, this method is capable of providing single point measurements only, thereby making it inappropriate for routine clinical use.

[0008] Therefore, there is a need in the art for a system for detecting ESS signals in a full imaging mode which can be equally applicable to imaging endoscopically and imaging externally for routine clinical use.

SUMMARY OF THE PRESENT INVENTION

[0009] One aspect of the present invention is a method of generating data which comprises illuminating a target with polarized light and serially imaging the target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths. The serially imaging may include: illuminating the target with a wavelength-tunable light source; illuminating the target with a broadband light source in series with a wavelength-tunable filter; illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path; or illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector.

[0010] Another aspect of the present invention is a method of generating data which comprises illuminating a target with polarized light, serially imaging the target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths and determining range information indicative of a distance to the target. Again, the serially imaging may include: illuminating the target with a wavelength-tunable light source; illuminating the target with a broadband light source in series with a wavelength-tunable filter; illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path or illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector. Additionally, determining range information may be accomplished optically, sonically and/or mechanically. Further, determining range information may be accomplished by illuminating a spot of the target with a collimated beam of known diameter and degree of collimation, recording the size of the illuminated spot reflected from the target, and calculating the distance to the target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

[0011] Another aspect of the present invention is screening for abnormal cells and is comprised of illuminating a target with polarized light, serially producing a series of images of the target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths, determining a distance to the target, and analyzing the series of images based on the distance to identify abnormal cells. The analysis may include an analysis based on Mie theory mathematics.

[0012] The present invention is also directed to an apparatus comprising a light source for generating polarized light. Means are provided to convey the polarized light to a target. A collector receives light reflected from the target. A detector is responsive to the collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths. A range finder detects a distance to the target. The apparatus is under the control of control electronics and may be configured to image areas on the surface of the body, or configured so as to be inserted into various body cavities. Typically, the apparatus would be used in conjunction with an analyzer for analyzing the images for evidence of abnormal cells.

[0013] To enable the generation of images at a plurality of wavelengths, either the source of light or the detector is wavelength tunable. The polarizers may include any of a variety of known polarizing devices including, but not limited to a polarizing sheet, a polarizing beamsplitter, or a polarizing-preserving fiber. The range finder may be an optical, acoustical and/or mechanical device.

[0014] The present invention provides a non-invasive technique for the early detection of cancer and other abnormal tissue. The present invention allows for detecting ESS signals in a full imaging mode which can be equally applicable to imaging endoscopically and imaging externally for routine clinical use.

BRIEF DESCRIPTION OF THE DRAWINGS

[0015] To enable the present invention to be easily understood and readily practiced, the present invention will now be described for purposes of illustration and not limitation, in connection with the following figures wherein:

[0016] FIG. 1 illustrates an apparatus constructed according to the present invention used in a process for screening for abnormal cells;

[0017] FIG. 2 is a block diagram of one embodiment of the apparatus shown in FIG. 1;

[0018] FIG. 3 is a diagram illustrating the steps of a method of screening according to the present invention;

[0019] FIG. 4 is a diagram of another embodiment of the present invention useful for screening for abnormal cells in a body cavity;

[0020] FIG. 5A is a detailed diagram illustrating a port element which may be a component of the present invention;

[0021] FIGS. 5B and 5C are detailed diagrams illustrating a range finding mechanism useful for determining the distance between the tissue and probe which may be a component of the present invention; and

[0022] FIGS. 6A and 6B are detailed diagrams illustrating alternative embodiments for the collection components of the present invention.

DETAILED DESCRIPTION OF THE INVENTION

[0023] One embodiment of an apparatus 10 constructed according to the teachings of the present invention and useful for screening for abnormal cells is illustrated in FIG. 1. In FIG. 1, a patient 12 is positioned on an examining table 14. A target 16 is examined by apparatus 10 as will be described in detail below. Those of ordinary skill in the art will recognize that target 16 is meant to be exemplary and not limiting.

[0024] Most internal and external surfaces of the body are covered with a layer of cells known as the epithelium. One of the more common types of epithelial tissue is known as the “columnar epithelium”, in which a single layer of epithelial cells lies on top of the thicker sub-mucosal layer. In such a case, the epithelial nuclei can be considered as scattering spheres embedded in a surrounding uniform medium of different optical composition.

[0025] The way that light scatters in such a situation depends upon a number of factors: scattering angle, sphere size, wavelength and polarization of the light being scattered, as well as the optical properties of the spheres and surrounding medium. The mathematics used to describe this scattering is known as the Mie theory. Hence, if the wavelengths and polarization of the illumination light, the detection angle, and the optical properties of the tissue are know, the Mie theory can be used to calculate the size of the nuclear spheres responsible for the observed scatter. If a camera is used to produce images of the light reflected from the target 16, then an analysis of the images will result in a map of nuclear size at each point in the tissue imaged. This is the basis of imaging elastic scattering spectroscopy (IESS).

[0026] The apparatus 10 shown if FIG. 1 is illustrated in greater detail in FIG. 2. In FIG. 2, a light source 20 is used to generate polarized light. The light source 20 may be comprised of a filament 22 or other source of light. Filament 22 may be a tunable light source or a broadband light source. Should filament 22 be a tunable light source, it is preferably capable of rapidly switching between wavelengths. Should filament 22 be a broadband light source, a tunable filter 24 may optionally be used in series with filament 22 to provide light at discrete wavelengths. Tunable filter 24 should be a device that is capable of rapidly switching between wavelengths, such as an acousto-optic tunable filter (AOTF) or monochromator. The light 29 from light source 20 exists device 10 through an illumination port 30 for illuminating the target 16. The light source 20 is directly in line with illumination port 30, or fiber optics may be used to convey light to the illumination port 30. Additionally, a polarizer 26 may be included in light source 20 within the light path to polarize the light. Polarizer 26 could be any device that polarizes light, for example, a polarizing sheet, a polarizing beamsplitter, a polarizing-preserving fiber, among others. Those of ordinary skill in the art will recognize that polarizer 26 may be any polarizing element known in the art. The light source is under the control of control electronics 28.

[0027] Target 16 may be any tissue, including external tissue, such as the skin, or internal tissue such as those accessible endoscopically or otherwise, as will be described below. The light 29 is polarized at this point and may be serially tuned through a plurality of wavelengths by the filter 24. Alternatively, and as will become apparent, the light could remain broadband, with the tuning occurring on the detection side of apparatus 10.

[0028] Light 32 reflected from target 16 is received by an imaging port 34. A collector, or series of collection components, 36 is responsive to the light 32 collected at the imaging port 34. Collection components 36 may include polarization filters 38 and imaging optics 40. An imaging detector 42 is responsive to the collector 36 for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths. If filament 22 is a broadband light source, and light source 20 does not include tunable filter 24, collection components 36 may contain a tunable filter 24 to provide for spectral discrimination. Tunable filter 24 should be a device that is capable of rapidly switching between wavelengths, such as an acousto-optic tunable filter (AOTF) or monochromator The imaging detector 42 is under the control of control electronics 28 and, when collector 36 contains a tunable filter, the collector 36 will also be under the control of control electronics 28.

[0029] Apparatus 10 includes a range finder 44 for detecting the distance between a range finding port 45 and target 16. Ranger finder 44 may be implemented using any known form of optical, acoustical (sonic) or mechanical range finding device. Range finder 44 is under the control of control electronics 28 and will produce range information for each target 16.

[0030] An analyzer 46, which may be integral with apparatus 10 or remote from apparatus 10, is responsive to the images and the range information. Based on the range information, the images are analyzed to identify abnormal cells using the aforementioned Mie theory.

[0031] A method of operating the apparatus 10 of the present invention is illustrated in FIG. 3. In FIG. 3, at step 50, polarized light 29 is used to illuminate target 16. At step 52, light reflected from the target is collected. At step 54 the collected light is used to serially create images at both parallel and perpendicular polarizations at a plurality of wavelengths. The resulting set of images provides elastic scattering spectra at each imaged point.

[0032] Step 50 may include illuminating the target with a tunable light source or a broadband light source in series with a tunable filter. Alternatively, step 50 may include illuminating the target with a broadband light source and step 54 may include detecting reflected light with a tunable detector or with a tunable filter in series with a detector.

[0033] At step 56 range information indicative of the distance to the target, e.g. the distance between the target and the range finding port 45, is generated. The range information may be generated optically, sonically, or mechanically. Although FIG. 3 illustrates the range finding step after steps 50, 52 and 54, the range finding operation can be performed either before or in parallel with steps 50, 52 and/or 54.

[0034] Steps 50, 52 and 54 may be referred to as a method of generating data as those steps result in the production of the images needed to screen for abnormal cells. The method of generating data may also include the range finding operation represented by step 56.

[0035] At step 58 the generated images are analyzed based on the distance information. This analysis may include an analysis based on the Mie theory. The analysis may determine the nuclear size distribution point-by-point throughout the imaged region. Because size information is a parameter often used by a pathologist when diagnosing biopsied tissue, the analysis results may optionally be pictorially displayed before the physician (with, for example, different sizes depicted in false color), thereby providing a near real-time assessment of the nature of the tissue being examined. Those of ordinary skill in the art will recognize that the screening for abnormal cells can be done offline. That is, steps 50, 52, 54 and 56 may be performed and the data transmitted to a remote location for analysis or stored for later analysis.

[0036] FIG. 4 illustrates another embodiment of the present invention in which the apparatus 10’ is configured for screening for abnormal cells in a body cavity. A portion of the apparatus 10’ may be designed as an imaging probe to be inserted into and removed from an instrument channel of a conventional endoscope 64, or incorporated as a permanent additional port in a modified endoscope.

[0037] As shown FIG. 4, light source 20 may be a spectral light source. Light source 20 may be a monochromator (Polychrome IV, Till Photonics, Eugene, OR) or AOTF-based source (ChromoDynamics, Inc., Lakewood, NJ), fed through a first optical fiber 66 which leads to the distal end of an endoscope probe. First optical fiber 66 provides a means for conveying the polarized light. In an endoscopic embodiment, fiber optics are the most practical way of conveying the light from the light source. In other embodiments, mirrors, beam splitters, prisms, reflective devices, fiber optics, direct paths and the like may be used as means for conveying. Polarization of the illumination light may be provided by sheet polarizers (not shown) at the two illumination ports 30 (see FIG. 5A) instead of using polarizer 26 as shown in FIG. 2, or by other means. The single imaging port 34 (see FIG. 5A) has a second optical path (which may be provided by a pair of optical fibers or a lens system as shown in FIGs. 6A and 6B) responsive thereto to direct the collected light to the collector 36 discussed in detail with FIGS. 6A and 6B. The optical fiber 66 has an outer diameter and length compatible with insertion down the instrument channel of conventional endoscopes (for many scopes, this necessitates an outer diameter less than 2.0 mm).

[0038] FIG.5A illustrates range finding port 45. FIGS. 5B and 5C illustrate a simple, inexpensive range finding mechanism useful for determining the distance between the tissue and probe. Range finding may be implemented using a low-power, infrared laser diode fed fiber-optically into an optical range-finding port at the distal end of the endoscope. The output optic on this port will collimate this beam as much as possible to insure that the exiting beam has a very low divergence angle. For a given starting beam diameter and degree of collimation, the size of the spot illuminated on the tissue as a proportion of the entire illuminated field-of-view will vary depending upon the tissue-probe separation, as shown schematically in FIGS. 5B and 5C. At larger separations (as shown in FIG. 5B) the near-collimated range finding laser spot takes up a smaller area of illuminated field of view than at smaller separations (as shown in FIG. 5C). The laser can then be pulsed on once, or several times, per image set, the size of the reflected spot in the tissue measure, and from this, the tissue-probe distance calculated. Although this technique will provide a reasonable determination of distance only in the center of the images field, this should be sufficient for the purposes of the IESS analysis, particularly in regions of fairly regular topology (such as, for example, the esophagus) where tissue-probe distances throughout the imaged area can be readily extrapolated from the value measured at the center of the field. In addition, topology of the illuminated region may also be adduced by looking at the size and shape of the illuminated region.

[0039] A camera 68 is affixed to the proximal end of the endoscope 64. The images may be captured with a high-speed black-and-white charged coupled device (CCD) camera (SensiCam VGA, Cooke Corporation, Auburn Hills, MI) and sent to a PC computer 70 that performs the function of the analyzer in FIG. 2. PC 70 may contain software and/or hardware for image analysis, classification and display. Camera 68 may be an independent unit proximately mounted to apparatus 64, or an integrated part of apparatus 64, such as an embedded camera chip. Camera 68 is preferably capable of high-speed operation and broad sensitive spectral response for image acquisition.

[0040] FIGS. 6A and 6B show examples of other configurations of collection components 36 which may be used. As shown in FIG. 6A and 6B either polarizing sheets 76 or polarization beam splitting optics 84 can be used to split the parallel and perpendicular polarizations. Collector 36 can include imaging optics 40. Collector 36 may include a portion of optical fibers 79 and 80 or a lens assembly which provide a second optic path 78. The collector 36 may also include collection optics as shown in FIG. 6B. Collector 36 may include a tunable filter 24 such as an AOTF-tunable imaging filter (ChromoDynamics, Inc.).

[0041] The fiber optic path provided by the collector 36 may provide a coherent imaging bundle or bundles of optical fibers to deliver images to external camera 68, or to focus the images onto a camera chip (not shown) within endoscope 64. This may also be done by an appropriately designed lens assembly instead of optical fibers. If collection components 36 includes a tunable filter 24 (not shown), tunable filter 24 may be located at any suitable location in the light path.

[0042] FIGs. 6A and 6B are intended to illustrate that numerous alternative embodiments of the present invention may be devised by those of ordinary skill in the art. The exact sequence of tuning, polarizing and focusing the light, and whether the tuning is performed on the input side (i.e. prior to the target) or the output side (i.e. after the target) is of no consequence to the present invention. Many components other than those disclosed may be used to perform the desired function, and the selection of one type of component over another may dictate other components that need to be in the light path. Thus, while the present invention has been described in conjunction with presently preferred embodiments, those of ordinary skill in the art will recognize that many modifications and variations are possible. The present invention is intended to be limited only by the scope of the following claims and not by the scope of the disclosed exemplary embodiments.

What is claimed is:

1.	A method of generating data, comprising:

illuminating a target with polarized light; and

serially imaging said target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths.

2.	The method of claim 1 wherein said serially imaging includes illuminating the target with a wavelength-tunable light source.

3.	The method of claim 1 wherein said serially imaging includes illuminating the target with a broadband light source in series with a wavelength-tunable filter.

4.	The method of claim 1 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path.

5.	The method of claim 1 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector.

5a.	The method of claim 1 wherein said wavelength tunable filter is an AOTF.

6.	A method of generating data, comprising:

illuminating a target with polarized light;

serially imaging said target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths; and

determining range information indicative of a distance to the target.

7.	The method of claim 6, wherein said serially imaging includes illuminating the target with a wavelength-tunable light source.

8.	The method of claim 6 wherein said serially imaging includes illuminating the target with a broadband light source in series with a wavelength-tunable filter.

9.	The method of claim 6 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a detector whose wavelength acceptance can be chosen by interposing chromatic filters in the light path.

10.	The method of claim 6 wherein said serially imaging includes illuminating the target with a broadband light source and detecting reflected light with a wavelength-tunable filter in series with a detector.

10a.	The method of claim 6 wherein said wavelength tunable filter is an AOTF.

11.	The method of claim 6 wherein said determining includes either optically, sonically or mechanically determining range information.

12.	The method of claim 6 wherein said determining range information comprises:

illuminating a spot of said target with a collimated beam of known diameter and degree of collimation;

recording the size of the illuminated spot reflected from said target; and

calculating the distance to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

13.	A method of screening for abnormal cells, comprising:

illuminating a target with polarized light;

serially producing a series of images of said target at both parallel and perpendicular polarizations for each of a plurality of different wavelengths;

determining a distance to the target; and

analyzing said series of images based on said distance.

14.	The method of claim 13, wherein said analyzing includes an analysis based on a Mie theory.

15.	A method of screening for abnormal cells, comprising:

generating polarized light;

directing said polarized light onto a target;

collecting polarized light reflected from the target;

serially generating images at both parallel and perpendicular polarizations for each of a plurality of different wavelengths from said gathered polarized light;

determining a distance to the target; and

analyzing said generated images based on the distance to determine cell structure.

16.	The method of claim 15, wherein said analyzing includes an analysis based on a Mie theory.

17.	The method of claim 15 wherein said determining includes either optically, sonically, or mechanically determining the distance to the target.

18.	The method of claim 15 wherein said determining comprises:

illuminating a spot of said target with a collimated beam of known diameter and degree of collimation;

recording the size of the illuminated spot reflected from said target; and

calculating the distance to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

19.	An apparatus, comprising:

a light source for generating polarized light;

means for conveying the polarized light to a target;

a collector for receiving light reflected from the target;

a detector responsive to said collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths;

a range finder for detecting a distance to the target; and

control electronics for controlling the generating of images and the range finder.

20.	The apparatus of claim 19 wherein either said light source or said detector is wavelength tunable.

21.	The apparatus of claim 19 wherein said detector includes a charge coupled device.

22.	The apparatus of claim 19 wherein said light source includes a monochromator.

23.	The apparatus of claim 19 wherein said light source or said detector includes an AOTF.

24.	The apparatus of claim 19 wherein said light source includes a polarizing element in series with a source of illumination.

25.	The apparatus of claim 19 wherein said range finder includes either an optical, acoustical or mechanical device.

26.	The apparatus of claim 19 wherein said range finder comprises:

a light source for generating a collimated beam of known diameter and degree of collimation for illuminating a spot of said target; and

a collector for detecting and recording the size of the illuminated spot reflected from said target;

wherein said control electronics calculates the distance to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

27.	An apparatus, comprising:

a light source for generating polarized light;

a first fiber optic path having a proximal end responsive to said light source and a distal end having an illumination port for illuminating a target;

a second fiber optic path having a distal end having an imaging port responsive to light reflected by the target and a proximal end, said first and second fiber optic paths constructed such that said distal ends can be inserted into a body cavity;

a detector responsive to said proximal end of said second fiber optic path for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths;

a range finder for detecting a distance from said distal ends of said fiber optic paths to the target; and

control electronics for controlling the generating of images and the range finder.

28.	The apparatus of claim 27 wherein either said light source or said detector is wavelength tunable.

29.	The apparatus of claim 27 wherein said detector includes a charge coupled device.

30.	The apparatus of claim 27 wherein said light source includes a monochromator.

31.	The apparatus of claim 27 wherein said light source or said detector includes an AOTF.

32.	The apparatus of claim 27 wherein said light source includes a polarizing element in series with a source of illumination.

33.	The apparatus of claim 27 wherein said range finder includes either an optical, acoustical or mechanical device.

34.	The apparatus of claim 27 wherein said range finder comprises:

a light source for generating a collimated beam of known diameter and degree of collimation for illuminating a spot of said target; and

a collector for detecting and recording the size of the illuminated spot reflected from said target;

wherein said control electronics calculates the distance from said distal ends of said fiber optic paths to said target using the size of the illuminated spot and the known diameter and degree of collimation of the beam.

35.	A system, comprising:

a light source for generating polarized light;

means for conveying the polarized light to a target;

a collector for receiving light reflected from the target;

a detector responsive to said collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths;

a range finder for detecting a distance to the target;

control electronics for controlling the generation of the images and distance detection; and

an analyzer for analyzing the images based on the detected distance.

36.	The system of claim 35 wherein either said light source or said detector is wavelength tunable under the control of said control electronics.

37.	The system of claim 35 wherein said detector includes a charge coupled device under the control of said control electronics.

ABSTRACT

An apparatus for image elastic scattering spectroscopy is disclosed that is comprised of a light source for generating polarized light. Means are provided to convey the polarized light to a target. A collector receives light reflected from the target. A detector is responsive to the collector for generating images at both parallel and perpendicular polarizations for each of a plurality of wavelengths. A range finder detects a distance to the target. Control electronics control the image generation and the range finder. The apparatus may be configured to image areas on the surface of the body or configured so as to be inserted into various body cavities. Typically, the apparatus will be used in conjunction with an analyzer for analyzing the images for evidence of abnormal cells. Methods of gathering data and of screening for abnormal cells are also disclosed.

AMENDMENT NO. 1

TO

ASSIGNMENT AND LICENSE AGREEMENT

This Amendment No. 1 to Assignment and License Agreement (this “Agreement”) is dated as of November 2, 2004 and is made by and among Chromodynamics, Inc., a Pennsylvania corporation (“CDI”), Spectral Molecular Imaging, Inc., a Nevada corporation formerly named Spectral Molecular Technologies, Inc. (“Spectral”), and Daniel L. Farkas, Miriam Farkas, Elliot Wachman and Jill Wachman (these four individuals, collectively, the “Inventors”).

RECITALS

WHEREAS, CDI, Spectral and the Inventors (collectively, the “Parties”) previously entered into an Assignment and License Agreement, dated as of November 1, 2004 (the “Assignment Agreement”); and

WHEREAS, the Parties wish to amend certain provisions of the Assignment Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. Section 4.1 Amendment. Section 4.1 of the Assignment Agreement is hereby amended by changing the reference therein to thirty (30) days from the date of the Assignment Agreement to fifty (50) days from the date of the Assignment Agreement.

2. Section 4.4 Amendment. Section 4.4(a) of the Assignment Agreement is hereby amended by adding a fourth and fifth sentence to that Section, which sentences shall read in full as follows:

“In the event Spectral is required to pay a royalty or other similar payment to CMU or any third party in order to make, use or sell Endoscopic Products without violating the intellectual property rights of that party, the foregoing royalty payable by Spectral to the Inventors that is based on Net Sales of Endoscopic Products shall be reduced by the amounts, if any, that are payable to each of such third parties (before similar offsets under the third party agreement); provided, however, that in no event will the royalty payable to the Inventors due to this offset be reduced below {***}. In the event Spectral is required to pay a royalty or other similar payment to any third party (other than CMU) in order to make, use or sell CMU Products without violating the intellectual property rights of that party, the foregoing royalty payable by Spectral to CDI that is based on Net Sales of CMU Products shall be reduced by the amounts, if any, that are payable to each of such third parties (before similar offsets under the third party agreement); provided, however, that in no event will the royalty payable to CDI (after first taking into account any required payment by Spectral to CMU) be reduced by more than {***}.

3. Miscellaneous. This Agreement, together with the Assignment Agreement as modified by this Agreement, constitutes the entire agreement of the Parties pertaining to the subject matter of this Agreement. This Agreement may be executed in one or more counterparts, each of which is an original and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first indicated above.

CHROMODYNAMICS, INC.

By:
Name: Jill Wachman, M.D.
Title: Vice President

SPECTRAL MOLECULAR IMAGING, INC.

By:
Name: Dr. Manfred Mosk
Title: Interim Chief Executive Officer

DANIEL L. FARKAS

MIRIAM FARKAS

ELLIOTT WACHMAN

JILL WACHMAN

Attachment C

Agreement by Subsidiary regarding the License Agreement

between CMU and Spectral Molecular Imaging, Inc.

dated                     , 2005

This agreement is entered into by ________________________________________________ (hereinafter “LICENSEE’s Subsidiary”), a corporation having the address of ________________________________________ ___________________________, which represents and warrants that it is a subsidiary of Spectral Molecular Imaging, Inc., and that more than 50% of the stock of LICENSEE’s Subsidiary is owned directly by Spectral Molecular Imaging, Inc. (or by a wholly owned Spectral Molecular Imaging, Inc. subsidiary).

LICENSEE’s Subsidiary agrees that it is a LICENSEE under the attached License Agreement between LICENSEE and CMU dated ________________ (hereinafter the “License Agreement”) and further agrees to be bound as a LICENSEE and to have all of the obligations of the LICENSEE provided by said License Agreement. This Agreement is executed by LICENSEE Subsidiary with the intent to be legally bound hereby. The undersigned verifies subject to the penalties of 18 Pa. C.S. § 4904 relating to unsworn falsification to authorities that he/she has the authority to bind LICENSEE’s Subsidiary to this Agreement.

Attest:		By:
	Name, Title		Name, Title

Date: